Exhibit 10.1

FISERV, INC.

EXECUTIVE SEVERANCE AND CHANGE OF CONTROL POLICY

Effective August 10, 2021

1.    Purpose; Effective Date. This Severance and Change of Control Policy (this “Policy”) has been established by the Company effective August 10, 2021 (the “Effective Date”) to provide Eligible Executives with the opportunity to receive severance benefits in the event of a termination of employment under certain circumstances in order to attract and retain qualified executives.

2.    Definitions. The following terms, when capitalized herein, shall have the meanings given below. Other defined terms are included throughout this Policy.

(a)    “Administrator” means the Committee with respect to Eligible Executives who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, and the Chief Executive Officer of the Company with respect to all other Eligible Executives.

(b)    “Base Salary” means the Eligible Executive’s annualized rate of base cash compensation paid on each regularly scheduled payday for the executive’s regular work schedule, determined as of his or her Termination Date, and is calculated to include any before-tax contributions that are deducted for Company benefit plan purposes. Base Salary does not include taxable or nontaxable fringe benefits or awards, payout of accrued vacation, the value of any performance awards, bonuses, commissions or other incentive pay, or any payments which are not made on each regular payday, regardless of how such payments may be characterized.

(c)    “Board” means the Board of Directors of the Company.

(d)     “Cause” means any behavior or reason, as determined by the Company in its sole discretion, which constitutes cause for the termination of an Eligible Executive’s employment and includes but shall not be limited to any of the following: willful disregard of job duties; failure to repeatedly correct informed performance deficiencies; dishonesty (including, but not limited to, falsification of reports or the unauthorized removal or misuse of any Employer property); theft; breach of trust; unethical conduct; insubordination (including, but not limited to, willful negligence or refusal to carry out instructions); violation of Employer policies, procedures, or code of conduct; disclosure of confidential information about the Employer; conviction for (or a plea of nolo contendere to) any act of fraud, misappropriation, theft or embezzlement, and/or a felony; or breach of any written non-disclosure, non-competition or non-solicitation agreement, or any other material written agreement, in effect with the Employer.

(e)     “Change of Control” has the meaning given in (i) the Amended and Restated Fiserv, Inc. 2007 Omnibus Incentive Plan or (ii) if the Board has adopted a replacement omnibus equity incentive plan for the Amended and Restated Fiserv, Inc. 2007 Omnibus Incentive Plan, the Company’s most recently adopted omnibus equity incentive plan.

(f)    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specified provision of the Code shall include any successor provision thereto and the regulations promulgated thereunder.

(g)     “Committee” means the Compensation Committee of the Board (or a successor committee with the same or similar authority).

(h)    “Company” means Fiserv, Inc., a Wisconsin corporation, and any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change of Control) to the business or assets of Fiserv, Inc.

(i)    “Eligible Executive” means (i) an individual who is a member of the Company’s Management Committee and (ii) any other individual designated to participate herein by the Administrator.

(j)    “Eligible Termination” means a termination of an Eligible Executive’s employment that also constitutes a “separation from service” under Section 409A of the Code (or if the Eligible Executive is not employed in the United States, termination of employment as defined under applicable local law), either (i) by the Employer without Cause at any time while this Policy is in effect, (ii) due to a resignation by the Eligible Executive as a result of a material diminution in authority, duties, or responsibilities of such Eligible Executive, as compared to the authority, duties, or responsibilities of such individual upon becoming an Eligible Executive, or (iii) due to a resignation by an Eligible Executive within two (2) years following a Change of Control as a result of (A) a requirement that the Eligible Executive relocate his or her principal place of employment by more than fifty (50) miles from the Eligible Executive’s principal place of employment immediately before the Change of Control (provided that the relocation increases the length of the Eligible Executive’s commute) or (B) a reduction of the sum of the Eligible Executive’s Base Salary and total incentive opportunity by more than 10% compared to the level in effect immediately before the Change of Control. An Executive’s resignation pursuant to clause (ii) shall be considered an Eligible Termination only if all of the following conditions are met: (A) the Eligible Executive must provide written notice to the Company (in accordance with Section 14(f) hereof) of the existence of the circumstances providing grounds for the Eligible Termination within thirty (30) days of the initial existence of such grounds, (B) the Employer fails to cure such circumstances within thirty (30) days of receiving such notice, and (C) the Eligible Executive actually terminates his or her employment no later than ninety (90) days after the first occurrence of the circumstances giving rise to the Eligible Termination if such circumstances are not cured.

(k)    “Employer” means the Company and its direct and indirect subsidiaries.

(l)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specified provision of ERISA shall include any successor provision thereto and the regulations promulgated thereunder.

(m)    “Group Health Plan” means Employer-provided medical and/or dental coverage.

(n)    “Release” means the agreement described in Section 5.

(o)    “Severance Benefits” means each of the benefits described in Section 4 of this Policy.

(p)    “Termination Date” means the date on which the Eligible Executive’s employment with the Employer terminates.

3.    Eligible Termination. An Eligible Executive shall be entitled to receive the benefits under Section 4 upon an Eligible Termination. If an Eligible Executive’s employment terminates other than due to an Eligible Termination, then the Eligible Executive shall not be entitled to any benefits under this Policy.

4.    Severance Benefits. If an Eligible Executive experiences an Eligible Termination, then, subject to Sections 5, 6, 7, 8 and 9, the Company will provide the Eligible Executive with the benefits described in this Section 4 which are in lieu of, and intended to incorporate and comply with, any statutory or common law severance requirements.

(a)    Severance Pay. The Company will pay to the Eligible Executive cash severance in an amount equal to one and one-half (1.5) times the sum of (i) the Eligible Executive’s Base Salary plus (ii) the Eligible Executive’s target annual cash incentive amount for the year in which the Termination Date occurs, or if no target has been set as of the Termination Date, then the target annual cash incentive amount for the prior year (the “Severance Payment”). Such payment will be made as soon as reasonably practicable following the expiration of the revocation period of the Release, but, with respect to any Eligible Executive who is subject to Code Section 409A, not later than March 15 after the year of termination. The Severance Payment shall be deemed to include any severance entitlements to which the Eligible Executive may be entitled under any applicable local law or collective agreement ( “Statutory Severance”) and the Eligible Executive shall be entitled to any payments in lieu of notice to which they are entitled under contract or applicable local law (a “Notice Payment”). For the sake of clarity, in no event will the Eligible Executive receive cash severance totaling more than the sum of (x) the greater of the Severance Payment and Statutory Severance plus (y) a Notice Payment, if any.

(b)    Insurance Coverage.

(i)    If the Eligible Executive is eligible for Group Health Plan coverage in the United States, and provided the Eligible Executive is eligible for COBRA continuation coverage and timely elects such coverage, then the Eligible Executive shall continue to be covered, without a requirement that the Eligible Executive pay any premium, by the same or substantially equivalent coverage applicable to the Eligible Executive immediately prior to the Termination Date for a period of eighteen (18) months following the Termination Date or, if earlier, until the Eligible Executive has obtained new employment and is eligible to be covered by such new employer’s group health plan.

(ii)    If the Eligible Executive is not covered by, or eligible for, a Group Health Plan in the United States, then the Company shall facilitate the provision of benefits to the Eligible Executive and their dependents that are intended to mimic, to the maximum extent possible, the health insurance benefits to which the Eligible Executive (and their dependents) were entitled on the Termination Date, at the Company’s expense and in a manner determined by the Company in its sole discretion which may include a cash payment (to be made in a lump sum or over time) to provide funds for the Eligible Executive to purchase health insurance coverage. The foregoing benefits shall be provided for a period of eighteen (18) months following the Termination Date or, if earlier, until the Eligible Executive has obtained new employment and is eligible to be covered by such new employer’s group health plan.

(iii)    In either case of paragraph (i) or (ii), the Eligible Executive shall promptly notify the Company when the Eligible Executive becomes eligible for group health plan coverage from a new employer.

(c)    Outplacement Services. The Company will provide, at its expense, outplacement services through a firm selected by the Company until the two-year anniversary of the Termination Date; provided that the cost to the Company of such services shall not exceed 10% of the Eligible Executive’s Base Salary. Neither cash nor any other benefit is available to the Eligible Executive in lieu of outplacement assistance.

(d)    Advisor Benefits. The Company shall reimburse the Eligible Executive for up to $25,000 (or the equivalent in any other currency at an exchange rate to be determined by the Company) in the aggregate of fees and expenses of consultants and/or legal or accounting advisors engaged by the Eligible Executive to advise the Eligible Executive as to matters relating to the computation of benefits due and payable under this Section 4 until the two-year anniversary of the Termination Date. The Eligible Executive shall provide the Company with a copy of any invoice for such services within sixty (60) days of the receipt of such service and the Company will provide reimbursement as soon as reasonably practicable thereafter.

(e)    Equity Awards. The Eligible Executive’s equity awards shall be treated as follows, provided that if the Eligible Executive also meets the definition of “retirement” under the applicable award agreement and the retirement treatment of an award is better than the treatment described below, then the Eligible Executive shall receive the retirement treatment for such award.

(i)    Stock Options. Any unvested stock options outstanding on the Termination Date shall continue to vest for twelve (12) months following the Termination Date based on the vesting dates and corresponding vesting amounts indicated in the applicable award agreement and, along with any stock options that are vested as of the Termination Date, shall be exercisable until the earlier of (a) the date the award expires by its terms and (b) 90 days after the last vesting date following the Termination Date. Any unvested stock options outstanding on the Termination Date that will not vest during the twelve (12) months following the Termination Date shall be forfeited as of the Termination Date.

(ii)    Performance Share Units. Any performance share units that are outstanding on the Termination Date, and for which the performance period has not ended, shall vest at the end of the performance period on a pro rata basis by multiplying (A) the number of units that would have vested had the Eligible Executive remained employed for the entire performance period by (B) a fraction, the numerator of which is the number of full months (inclusive of the month in which the Termination Date occurs) between the first day of the performance period and the Termination Date, and the denominator of which is the total number of months in the performance period. Any performance units that vest, if any, pursuant to this clause (ii) shall be settled at the same time such award would have been settled if the Eligible Executive had remained employed.

(iii)    Restricted Stock Units. Any restricted stock units outstanding on the Termination Date shall continue to vest for twelve (12) months following the Termination Date based on the vesting dates and corresponding vesting amounts indicated in the applicable award agreement and shall be settled following vesting in accordance with the terms of the applicable award agreement. Any unvested restricted stock units outstanding on the Termination Date that will not vest during the twelve (12) months following the Termination Date shall be forfeited as of the Termination Date.

(iv)    Change of Control. Notwithstanding clauses (i)-(iii) above, if the Eligible Executive’s Eligible Termination occurs within two years following a Change of Control, then (A) all unvested restricted stock units and stock options shall vest 100% on the Termination Date, (B) stock options shall remain exercisable until the earlier of (1) the date the award expires by its terms and (2) 90 days after the Termination Date, and (C) any performance share units shall be treated as set forth in the respective award agreement.

(f)    Nonduplication. Notwithstanding the foregoing, if an Eligible Executive is a party to an employment or similar agreement with the Company or an affiliate that provides severance benefits, then as to each category of severance benefits described in this Section 4 that are also provided by the Eligible Executive’s agreement, the Eligible Executive shall be eligible solely for the benefits described in such agreement in lieu of the benefits described above. As to any category of severance benefits described in this Section 4 that are not provided under the Eligible Executive’s agreement, the Eligible Executive shall, subject to the approval of the Administrator, remain eligible for those benefits hereunder.

5.    Requirement of Release. Payment of any Severance Benefits under this Policy are conditioned upon the Eligible Executive timely signing, and not revoking, a release agreement (in a form satisfactory to the Company and in compliance with any laws applicable to such release) which will include a release of all claims (including but not limited to pursuant to any contract, tort, or wage and hour claims, and any claims under any federal, state or local laws) against the Employer and its affiliates and may include restrictive covenants provided that such covenants shall not materially expand the scope or term of restrictive covenants to which the Eligible Executive is already subject pursuant to other plans or agreements as of the Termination Date (the “Release”). The Eligible Executive must sign (and not revoke) the Release within the timeframes set forth therein, provided that, unless otherwise required by law, the cumulative period given to the Eligible Executive to review and revoke the Release shall not exceed seventy (70) days. In no event shall payment of any Severance Benefit be made prior to the effective date of the Release.

6.    Application of Code Sections 280G and 4999. Upon a Change of Control, in the event that the Company’s legal counsel or accountants determine that any payment, benefit or transfer by the Company under this Policy or any other plan, agreement, or arrangement to or for the benefit of an Eligible Executive (in the aggregate, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Section 6, then, notwithstanding any other provision of this Policy to the contrary, the Total Payments shall be delivered either (a) in full or (b) in an amount such that the value of the aggregate Total Payments that the Eligible Executive is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Eligible Executive may receive without being subject to the Excise Tax, whichever of (a) or (b) results in the receipt by the Eligible Executive of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax). In the event that clause (b) results in a greater after-tax benefit to the Eligible Executive, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (i) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (ii) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (iii) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

The Company shall direct its legal counsel or accountants to prepare the calculation described hereinabove, including the calculation regarding whether payments are owed under clause (a) or (b) above, upon the written request of the Eligible Executive.

7.    Death of Executive. If an Eligible Executive dies after becoming eligible for Severance Benefits and executing the Release but before full receipt of the Severance Benefits, then the Severance Benefits for which Executive is eligible shall be paid to the Eligible Executive’s estate, other than the insurance coverage benefits set forth in Section 4(b), which shall be available to the Eligible Executive’s dependents who are otherwise eligible for such benefits in accordance with Section 4(b). If an Eligible Executive dies after becoming eligible for Severance Benefits but before executing the Release, then no Severance Benefits with respect to the Eligible Executive are payable under this Policy unless the Eligible Executive’s estate executes a release comparable to the Release for and on behalf of the estate of the Eligible Executive.

8.    Offsets. The Company may, in its discretion and to the extent permitted under applicable law and/or Code Section 409A, offset against the Eligible Executive’s benefits under this Policy the fair market value of unreturned property, and any outstanding loan, debt or other amount the Eligible Executive owes to the Employer. The Company may recover any overpayment of benefits made to an Eligible Executive or an Eligible Executive’s estate under this Policy or, to the extent permitted by applicable law, offset any other overpayment made to the Eligible Executive against any Policy benefits or other amount the Employer owes the Eligible Executive or the Eligible Executive’s estate.

9.    Repayment Obligations; Re-employment

(a)    Re-employment. In the event an Eligible Executive is re-employed by the Employer in any position within eighteen (18) months of the Termination Date, then (i) the payment of any Severance Benefits payable with respect to the prior termination immediately will cease and such Severance Benefits will no longer be payable under this Policy, other than continued vesting of equity awards, and (ii) to the extent permitted by applicable law, the Administrator may require the Eligible Executive repay to the Company a pro-rata portion of the Severance Payment, calculated by multiplying the Severance Payment by (18-n)/18, where “n” equals the number of months (determined to two decimal points) between the Termination Date and the Eligible Executive’s re-employment date.

(b)    Breach or Determination of Cause. Should the Eligible Executive violate any applicable confidentiality, non-competition, non-solicitation, non-disparagement or similar provisions contained in the Release or in any other agreement with the Employer to which the Eligible Executive is bound, or should the Company discover after termination that the Eligible Executive engaged while employed by the Employer in conduct that could have resulted in a termination for Cause had the facts been known to the Company at the time of the Eligible Executive’s termination, then the Company shall be entitled to immediately cease payment of any remaining Severance Benefits under this Policy and, to the extent permitted by law, to require the Eligible Executive to repay the Severance Benefits.

10.    Administration This Policy shall be administered by the Administrator. The Administrator shall have the absolute discretion and exclusive right to interpret, construe and administer the Policy and to make final determinations on all questions arising under the Policy, including but not limited to questions concerning eligibility for, the amount of and receipt of Policy benefits. All decisions of the Administrator will be conclusive, final and binding upon the parties.

11.    Amendment or Termination of the Policy The Company reserves the right to amend or terminate this Policy at any time in its sole discretion by action of the Board or the Committee. The Administrator reserves the right to adjust the Severance Benefits payable to any particular Eligible Executive in its sole discretion, and such adjustment shall automatically be considered an amendment to this Policy as applicable to such Eligible Executive.

12.    Claims and Appeals Procedure.

(a)    Claims Procedure. An Eligible Executive or his or her authorized representative (the “Claimant”) who believes that a Severance Benefit is owed hereunder may file a written claim for such Severance Benefit with the Vice President of Benefits (the “Claims Administrator”) by emailing such claim to legalpapers@fiserv.com setting forth their claim. Any claim must be submitted in writing within sixty (60) days after the date the Severance Benefit should have been paid or provided.

The Claims Administrator will render a decision within a reasonable period of time, ordinarily within ninety (90) days after the claim is received. However, the Claims Administrator may extend the reply period for an additional ninety (90) days under special circumstances. If the reply period will be extended, then the Claims Administrator will notify the Claimant in writing during the initial 90-day period of the special circumstance requirement an extension and the date by which a decision is expected to be rendered.

If the claim is denied in whole or in part, then the Claims Administrator will provide the Claimant with a written notice of its decision, including: the specific reason(s) for denial; the specific Policy provision(s) on which the denial is based; a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary; appropriate information as to the steps to be taken if the Claimant wishes to appeal and the time limits for requesting an appeal and the Eligible Executive’s right to bring a civil action under Section 502(a) of ERISA following completion of the appeals process described in subsection (b) below.

(b)    Appeals Procedure. If a Claimant receives a notice of denial of benefits under this Policy, then within sixty (60) days of the written notice of denial, the Claimant may make a written request for an appeal to Chief Human Resources Officer (the “Appeals Administrator”) by emailing such request to legalpapers@fiserv.com. If the Claimant does not request a review of the initial determination within such 60-day period, then the Claimant will be barred from challenging the determination in the future.

As part of the appeals process, the Claimant may submit written comments, documents, records or other information relating to the denied claim. Such information shall be considered in the review regardless of whether such information was submitted or considered in the initial benefit determination.

Upon request and free of charge, the Appeals Administrator will provide the Claimant with reasonable access to and copies of all documents, records and other information which (i) was relied upon in making the initial claims decision; (ii) was submitted, considered or generated in the course of making the initial claims decision, without regard to whether such information was actually relied upon in making the decision; or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Policy documents and that, where appropriate, the Policy provisions have been applied consistently with respect to similarly situated claimants.

Within a reasonable period of time, ordinarily not later than sixty (60) days, after receipt of a request for a review, the Appeals Administrator will review the appeal and reach a final decision as to whether the denial of benefits was justified. If special circumstances require that the sixty (60)-day time period be extended, the Appeals Administrator will notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date (not later than one hundred and twenty (120) days after receipt of the Claimant’s request for a review) by which a decision on review is expected.

If the Appeals Administrator makes an adverse benefit determination on review, the Claimant will be notified of the decision, including: the specific reason(s) for denial; the specific reference(s) to pertinent Policy provisions on which the denial is based; a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to their claim; and a statement of the Eligible Executive’s right to bring a civil action under Section 502(a) of ERISA.

No legal action may be brought until sixty (60) days after the Eligible Executive has exhausted the appeal available under the Policy; provided, however, any such legal action must be brought within one year after exhausting the appeal.

13.    Code Section 409A. The Company intends for the Severance Benefits to be exempt from Code Section 409A to the maximum extent possible and further intends that any Severance Benefits that are not exempt from Code Section 409A shall be provided in a manner that is in compliance with Code Section 409A, and this Policy shall be interpreted, to the maximum extent possible, consistent with such intent. The provisions of Code Section 409A are incorporated by reference herein to the extent needed to may any such payment that is not exempt from Code Section 409A to be compliant therewith. However, the Company does not guarantee that any Severance Benefit intended to be exempt from Code Section 409A shall be so exempt, or that any Severance Benefit intended to comply with Code Section 409A shall so comply.

14.     Miscellaneous

(a)    Tax and Other Withholding. All payments under this Policy will be made net of amounts withheld to cover any applicable taxes or other amounts that the Company is legally required to withhold.

(b)    Funding. This Policy is not funded, and payment of benefits hereunder is made from the general assets of the Employer.

(c)    No Entitlement or Interest. No Eligible Executive shall become entitled to benefits under this Policy until he or she has satisfied all requirements for eligibility and the conditions required to receive the benefits specified in this Policy have been satisfied. No interest shall accrue on any benefit to which an Eligible Executive may be entitled under this Policy.

(d)    Anti-assignment. Eligible Executives cannot assign, pledge or encumber any benefits that they are eligible to receive under this Policy. Subject to state and federal law, no creditor may attach or garnish any Eligible Executive’s Severance Benefits.

(e)    No Employment Right. An Eligible Executive’s eligibility under this Policy will not create a right to further employment with the Employer or interfere with the ability of the Employer to terminate their employment at any time, as may be permitted under applicable law.

(f)    Notice. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of an Eligible Executive, mailed notices shall be addressed at the home address which the Eligible Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Administrator and emailed to legalpapers@fiserv.com.

(g)    Compliance with Applicable Law. The Administrator reserves the right to make changes with respect to the amount or timing of any payments for any Eligible Executive to the extent necessary to comply with any applicable law without the Eligible Executive’s consent. The Policy is intended to be a pension plan covering a select group of management or highly compensated employees for purposes of ERISA.

(h)    Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Wisconsin without regard to conflicts of law principles.